Exhibit 99.1

DNB Financial Corporation

For further information, please contact:
Gerald F. Sopp CFO/Executive Vice-President
484.359.3138	FOR IMMEDIATE RELEASE
gsopp@dnbfirst.com	(NasdaqCM: DNBF)

DNB Financial Corporation
Announces 2011 Second Quarter Earnings

(July 21, 2011 – Downingtown, PA) DNB Financial Corporation (“DNB”), parent of DNB First, National Association, the oldest National Bank in the greater Philadelphia region, reported a 36.01% increase in net income and a 70.82% increase in core earnings for the second quarter of 2011, compared to the same period in 2010. Net income for the three months ended June 30, 2011 was $1.3 million compared to $947,000 for the same period in 2010.  Earnings per common share for the second quarter of 2011 were $0.42 on a fully diluted basis compared to $0.30 for the same period in 2010.

Core earnings, which is a non-GAAP measure of net income excluding gains and losses on the sale of securities and prepayment penalties on FHLB advances, for the three months ended June 30, 2011 was $1.3 million compared to $754,000 for the same period in 2010. The Financial Statement section in this report includes a reconciliation of core earnings to the corresponding GAAP financial measure.

 William S. Latoff, Chairman and CEO said, “Our increased revenues and lower costs have us well positioned to consistently generate higher core earnings. In addition, loan growth has been steady, the net interest margin continues to increase and non-interest expenses remain under control."

During the three months ended June 30, 2011, net interest income rose to $5.4 million, compared to $4.8 million for the same period in 2010. The increase was due to higher levels of average loan balances combined with a reduction in interest expense. The reduction in interest expense was due to lower rates on liabilities. The net interest margin for the three months ended June 30, 2011 was 3.65%, a 42 basis point increase over the same period in 2010.

Non-interest income for the three months ended June 30, 2011 increased $73,000 or 8.36% to $946,000 compared to the same period in 2010.

Non-interest expense for the three months ended June 30, 2011 declined $54,000 or 1.30% compared to the same period in 2010. The decline can mainly be attributed to a decrease in FDIC insurance premiums and lower professional and consulting expenses offset by higher salaries and benefits and marketing costs.

Loan demand has remained steady through June 30, 2011 as loans grew 5.38% or $21.3 million compared to December 31, 2010. Total assets grew 4.59% or $27.7 million compared to December 31, 2010 and reflect the growth in loans, investment securities and cash and cash equivalents.

Deposits increased by $25.9 million or 5.25% to $518.6 million at June 30, 2011 compared to $492.7 million at December 31, 2010. Core deposits, i.e., demand deposits, money market accounts, NOW and savings accounts, increased $36.9 million in aggregate or 10.40%, while time deposits declined $11.0 million or 7.95%. DNB’s composite cost of funds for the second quarter of 2011 dropped 40 basis points to 0.86% compared to 1.26% for the three months ended June 30, 2010.

Capital remained strong at the end of the second quarter of 2011, as DNB’s tier 1 leverage ratio stood at 9.42% and its total risk-based capital ratio stood at 14.77%. Management feels that these levels of capital are appropriate for current market conditions. Stockholders' equity increased $3.5 million to $48.7 million at June 30, 2011 compared to $45.2 million at December 31, 2010, reflecting solid earnings growth.

Non-performing loans to total loans was 1.65% at June 30, 2011 down from 2.41% a year earlier and 1.82% at December 31, 2010. During the second quarter of 2011 and 2010, DNB provided $426,000 and $400,000 respectively, for credit losses. The allowance for credit losses was $6.4 million at June 30, 2011 compared to $5.9 million at December 31, 2010. This improved our coverage ratio, defined as the allowance for credit losses as a percentage of non-performing loans, from 81.46% on December 31, 2010 to 93.52% on June 30, 2011.

William J. Hieb, President and Chief Risk & Credit Officer said, “We are pleased that asset quality has remained sound throughout this economic downturn. We will continue to remain diligent in our efforts to maintain strict underwriting standards."

Net income for the six months ended June 30, 2011 was $2.3 million compared to $1.6 million for the same period in 2010. Earnings per common share for the first six months of 2011 were $0.69 on a fully diluted basis compared to $0.50 for the same period in 2010. Core earnings, defined above, improved to $2.3 million for the six months ended June 30, 2011, compared to $1.3 million for the same period in 2010.

Chairman Latoff concluded, “At a time when dramatic changes have occurred in the national and local banking landscape, DNB remained steadfast in its commitment to our customers and communities. We will continue to exercise sound financial management so that as the oldest national bank in the greater Philadelphia region, we continue to be the premier community bank on which our customers rely."

DNB Financial Corporation is a bank holding company whose bank subsidiary, DNB First, National Association, is a community bank headquartered in Downingtown, Pennsylvania with 13 locations. Founded in 1860, DNB First is the oldest National Bank in the greater Philadelphia region. In addition to providing a broad array of consumer and business banking products, DNB offers brokerage and insurance services through DNB Financial Services, and trust services through DNB Advisors. DNB Financial Corporation’s shares are traded on Nasdaq’s Capital Market under the symbol: DNBF.  We invite our customers and shareholders to visit our website at http://www.dnbfirst.com.  DNB's Investor Relations Site can be found at http://investor.dnbfirst.com/.

This press release contains statements which, to the extent that they are not recitations of historical fact may constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include financial and other projections as well as statements regarding the Corporation’s future plans, objectives, performance, revenues, growth, profits, operating expenses or the Corporation’s underlying assumptions. The words “may”, “would”, “could”, “will”, “likely”, “expect,” “anticipate,” “intend”, “estimate”, “plan”, “forecast”, “project” and “believe” or other similar words and phrases may identify forward-looking statements. Persons reading this press release are cautioned that such statements are only predictions, and that the Corporation’s actual future results or performance may be materially different.

Such forward-looking statements involve known and unknown risks, uncertainties.   A number of factors, many of which are beyond the Corporation's control, could cause our actual results, events or developments, or industry results, to be materially different from any future results, events or developments expressed, implied or anticipated by such forward-looking statements, and so our business and financial condition and results of operations could be materially and adversely affected. Such factors include, among others, our need for capital; the impact of economic conditions on our business; changes in banking regulation and the possibility that any banking agency approvals we might require for certain activities will not be obtained in a timely manner or at all or will be conditioned in a manner that would impair our ability to implement our business plans; our ability to attract and retain key personnel; competition in our marketplace; and other factors as described in our securities filings.  All forward-looking statements and information made herein are based on our current expectations as of the date hereof and speak only as of the date they are made.  The Corporation does not undertake to update forward-looking statements.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K, as well as any changes in risk factors that we may identify in our quarterly or other reports filed with the SEC.

DNB Financial Corporation
Condensed Consolidated Statement of Income (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
EARNINGS:
Interest income	$6,634	$6,526	$13,086	$13,177
Interest expense	1,211	1,772	2,484	4,018
Net interest income	5,423	4,754	10,602	9,159
Provision for credit losses	426	400	852	826
Non-interest income	946	873	1,906	1,746
Gain on sale of investment securities	1	279	2	975
Non-interest expense	4,092	4,146	8,346	8,748
Income before income taxes	1,852	1,360	3,312	2,306
Income tax expense	564	413	1,009	684
Net income	1,288	947	2,303	1,622
Preferred stock dividends and accretion of discount	154	155	309	309
Net income available to common stockholders	$1,134	$792	$1,994	$1,313
Net income per common share, diluted	$0.42	$0.30	$0.69	$0.50

Reconciliation of Non-GAAP Financial Measures (Unaudited)
(Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

GAAP net income	$1,288	$947	$2,303	$1,622
Gains on sales of securities	(1)	(279)	(2)	(975)
Prepayment penalties on FHLB advances	0	0	0	560
Income tax adjustment	1	86	1	132
Non-GAAP net income (Core earnings)	$1,288	$754	$2,302	$1,339

Condensed Consolidated Statement of Financial Condition (Unaudited)
(Dollars in thousands)

	June 30,	December 31,	June 30,
	2011	2010	2010
FINANCIAL POSITION:
Cash and cash equivalents	$30,479	$26,360	$28,539
Investment securities	155,629	150,592	196,958
Loan and leases	417,473	396,171	370,184
Allowance for credit losses	(6,443)	(5,884)	(6,028)
Net loan and leases	411,030	390,287	364,156
Premises and equipment, net	8,073	8,248	8,427
Other assets	24,786	26,845	20,957
Total assets	$629,997	$602,332	$619,037

Deposits	518,620	492,746	501,378
FHLB advances	20,000	25,000	30,000
Repurchase agreements	29,196	23,349	27,435
Other borrowings	9,889	11,881	9,911
Other liabilities	3,596	4,148	4,484
Stockholders' equity	48,696	45,208	45,829
Total liabilities and stockholders' equity	$629,997	$602,332	$619,037

DNB Financial Corporation
Selected Financial Data (Unaudited)
(Dollars in thousands, except per share data)

	Quarterly
	2011	2011	2010	2010	2010
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Earnings and Per Share Data
Net income available to common stockholders	$1,134	$860	$900	$839	$792
Basic earnings per common share	$0.42	$0.32	$0.34	$0.32	$0.30
Diluted earnings per common share	$0.42	$0.32	$0.34	$0.32	$0.30
Dividends per common share	$0.03	$0.03	$0.03	$0.03	$0.03
Book value per common share	$13.80	$12.95	$12.55	$13.32	$12.91
Tangible book value per common share	$13.73	$12.90	$12.49	$13.25	$12.84
Average common shares outstanding	2,670	2,664	2,650	2,640	2,632
Average diluted common shares outstanding	2,690	2,698	2,655	2,641	2,632

Performance Ratios
Return on average assets	0.84%	0.68%	0.69%	0.64%	0.62%
Return on average equity	10.78%	8.95%	8.80%	8.39%	8.53%
Return on average tangible equity	10.83%	8.99%	8.84%	8.42%	8.56%
Net interest margin	3.65%	3.61%	3.32%	3.34%	3.23%
Efficiency ratio	64.25%	69.30%	70.99%	70.78%	69.79%

Asset Quality Ratios
Net charge-offs to average loans	0.28%	0.00%	1.04%	0.56%	0.23%
Non-performing loans/Total loans	1.65%	1.67%	1.82%	2.24%	2.41%
Allowance for credit loss/Total loans	1.54%	1.54%	1.49%	1.59%	1.63%
Allowance for credit loss/Non-performing loans	93.52%	92.25%	81.46%	70.88%	67.71%

Capital Ratios
Total equity/Total assets	7.73%	7.60%	7.51%	7.74%	7.40%
Tangible common equity/Tangible assets	7.70%	7.57%	7.51%	7.74%	7.40%
Tier 1 leverage ratio	9.42%	9.47%	9.25%	9.03%	8.88%
Tier 1 risk-based captial ratio	13.51%	13.33%	13.03%	13.63%	13.65%
Total risk-based captial ratio	14.77%	14.59%	14.28%	14.88%	14.90%